FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
August 22, 2014		President and CEO
Peoples Bancorp Inc.
Chuck.Sulerzyski@pebo.com
(740) 373-3155

PEOPLES BANCORP COMPLETES ACQUISITION OF
OHIO HERITAGE BANCORP, INC.
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Company”) (NASDAQ: PEBO), parent company of Peoples Bank, National Association (“Peoples Bank”; collectively with the Company, “Peoples”), announced today that it has completed its acquisition of Ohio Heritage Bancorp, Inc. (“Ohio Heritage Bancorp”) (OTCQB: OHHB) and its wholly-owned subsidiary, Ohio Heritage Bank, effective as of the close of business on August 22, 2014, in a cash and stock transaction with a total value of approximately $37.6 million, or $110 per share. The Company and Ohio Heritage Bancorp had first announced that they had entered into an agreement to merge in April of this year.
The completed acquisition included the merger of Ohio Heritage Bank into Peoples Bank. As a result, Ohio Heritage Bank’s six full-service banking locations located in Coshocton, Newark, Mount Vernon, Heath and New Philadelphia, Ohio will operate as branches of Peoples Bank. Under the terms of the merger agreement, Ohio Heritage Bancorp’s shareholders received 85% of the total consideration in the Company’s common stock and the remainder in cash.
“We are very pleased to complete this transaction, which expands our presence into desirable new markets in central Ohio,” said Chuck Sulerzyski, President and Chief Executive Officer of Peoples. “We are thankful for the hard work and dedication of the employees of Peoples and Ohio Heritage Bank in completing this transaction. In the months ahead, we will begin introducing clients in the region to our expanded array of products and services, including commercial banking, wealth management, and retirement planning solutions. We believe customers will appreciate our personalized brand of banking, broader choice of financial products and services, and state of the art technology.”
At June 30, 2014, Ohio Heritage Bancorp had $222 million in total assets, $182 million in total loans and $179 million in total deposits.
Dinsmore & Shohl LLP served as the Company’s legal counsel. Ohio Heritage Bancorp was advised by Morgan Law.co, Kegler Brown Hill & Ritter LPA and GBQ Consulting LLC.
Peoples is a diversified financial services holding company with $2.4 billion in total assets, 56 sales offices and 54 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. The Company’s common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and the Company is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Safe Harbor Statement:
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”). As a result, actual results may differ materially from the forward-looking statements in this news release.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

END OF RELEASE